Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com
Exhibit 99.01

15 February 2005

Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 11 November 2004, Dr James Cavanaugh, the Chairman and a non executive director of the Company , acquired 296,571 ordinary shares of £0.05 each in the Company through a distribution from a partnership fund.

As a result of this transaction, Dr Cavanaugh has a total interest in 412,849 ordinary shares of £0.05 in the Company. The Company was notified of Dr Cavanaugh's interest in these shares on 11 November 2004.

T May
Company Secretary

For further information please contact:

Investor Relations

Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.